UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 17, 2013

WPX Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-35322	45-1836028
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Williams Center, Tulsa, Oklahoma	74172-0172
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 979-2012

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 17, 2013, WPX Energy, Inc. (the “Company” or “WPX Energy”) entered into an agreement (the “Agreement”) with Taconic Capital Advisors LP (“Taconic”) that provides, among other things:

1. Board Matters. The Company will increase the size of its board of directors (the “Board”) from eleven to twelve members on or prior to January 10, 2014 and appoint one of two candidates provided by Taconic (assuming that each such candidate is willing to serve and that the Board has not determined that such candidates are unqualified) to fill such newly-created directorship as a Class I director. The new director will, among other things, serve on a search committee to identify a new individual to serve as CEO of the Company.

2. Standstill. Taconic will adhere to certain standstill obligations, including the obligation to not solicit proxies or influence others with respect to the same, subject to limited exceptions. Generally, these obligations expire 60 days prior to the deadline to nominate persons for election to the Board or propose business at the 2015 annual meeting of the stockholders of the Company.

3. Voting. At the 2014 Annual Meeting, Taconic will vote in favor of (a) all directors nominated by the Board for election, (b) ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for 2014, and (c) advisory approval of the Company’s executive compensation.

The foregoing summary of the Agreement is not complete and is subject to, and qualified in its entirety by the full text of the Agreement that is included in this Current Report as Exhibit 99.1 and is incorporated herein in its entirety.

On December 18, 2013, the Company issued a press release announcing the Agreement that is included in this Current Report as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Agreement, dated December 17, 2013, between WPX Energy, Inc. and Taconic Capital Advisors LP.

99.2	Press Release issued by WPX Energy, Inc. on December 18, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPX ENERGY, INC.

By:	/s/ Stephen E. Brilz
Stephen E. Brilz Vice President and Secretary

DATED: December 18, 2013

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Agreement, dated December 17, 2013, between WPX Energy, Inc. and Taconic Capital Advisors LP.

Exhibit 99.2	Press Release issued by WPX Energy, Inc. on December 18, 2013.

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